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                                                                       Exhibit 2
                                                                       ---------

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            UNITED COMMUNITY BANCORP

                                      and

                           COMMUNITY BANCSHARES, INC.

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 2nd day of August, 2002 by and between COMMUNITY BANCSHARES, INC. ("Community"), a North Carolina corporation and registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), and UNITED COMMUNITY BANCORP, a North Carolina corporation and registered bank holding company under the BHC Act ("UCB").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Community to be merged with and into UCB pursuant to the terms of this Agreement (the "Merger"), which Merger shall be immediately followed by the merger of Northwestern National Bank ("Northwestern"), a national banking association chartered under the laws of the United States, and a wholly owned subsidiary of Community, with and into Catawba Valley Bank ("Catawba"), a North Carolina chartered commercial bank and wholly owned subsidiary of UCB, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

                              ARTICLE I. THE MERGER

     1.1 Merger. Subject to the provisions of this Agreement, as of the Effective Time (as defined in Section 1.12 hereof), Community shall be merged with and into UCB, the separate corporate existence of Community shall cease and the corporate existence of UCB, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. UCB, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effect of the Merger. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of UCB and of Community including, without limitation, their stock in their wholly owned

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subsidiaries, First Gaston Bank of North Carolina ("First Gaston"), a North
Carolina chartered commercial bank and wholly owned subsidiary of UCB, Valley Financial Services, Inc. ("Valley"), a North Carolina corporation and wholly owned subsidiary of UCB, Catawba, Northwestern and Community Mortgage Corporation ("CMC"), a North Carolina corporation and a wholly owned subsidiary of Community, and all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to UCB or Community, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of UCB and Community, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of UCB and Community as of the Effective Time.

     1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and bylaws of UCB in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and, subject to Section 5.4(a) hereof, directors of UCB at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

     1.4   Conversion of Shares.
           --------------------

           (a) Community Stock. Except as otherwise provided herein, at the Effective Time, all rights of Community's shareholders with respect to all then outstanding shares of the common stock of Community, $3.00 par value ("Community Stock"), shall cease to exist, and the holders of shares of Community Stock shall cease to be and shall have no further rights as shareholders of Community. At the Effective Time, each such outstanding share of Community Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Community, UCB or any of their subsidiaries, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.9)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Merger Consideration (as defined in Section 1.5) in accordance with this Article I. Following the Effective Time, certificates representing shares of Community Stock outstanding at the Effective Time shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the Merger Consideration.

           (b) Outstanding UCB Stock. Each share of common stock of UCB, par value $1.00 ("UCB Stock"), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger except to the extent that UCB shareholders exercise Dissenters' Rights.

     1.5   Merger Consideration.
           --------------------

           (a)    Per Share Consideration. Subject to the provisions of this
Article I, at the Effective Time each outstanding share of Community Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Community, UCB or

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any of their subsidiaries and for Dissenting Shares) shall cease to represent any interest (equity, shareholder or otherwise) in Community and shall automatically be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $21.00 in cash, without interest;
(B) a number (the "Exchange Ratio") of shares of UCB Stock as determined pursuant to Section 1.5(b) below; or (C) 30% of the cash amount set forth in clause (A) above and a number of shares of UCB Stock equal to 70% of the Exchange Ratio; provided however, that a holder of Community Stock may, pursuant to Section 1.6, make no election, in which case such share of Community Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section 1.6(e) below with respect to Non-Election Shares (as defined in Section 1.6(b)). The amount of cash into which shares of Community Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Cash Consideration," and the number of shares of UCB Stock into which shares of Community Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Stock Consideration." The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." No share of Community Stock, other than Dissenting Shares (as defined in Section 1.9), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5(a) after the Effective Time.

           (b) Stock Consideration Exchange Ratio. The Exchange Ratio shall be equal to the quotient obtained by dividing $21.00 by the Measurement Price.

           As used herein, the term "Measurement Price" shall mean the average closing price of UCB Stock over the twenty trading days ending on the third trading day prior to the closing of the Merger.

           The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(d) below.

           (c) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Community Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UCB Stock (after taking into account all certificates delivered by such holder under Sections 1.6(c) and 1.8(a) below and the elections made pursuant to
Section 1.6) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UCB Stock multiplied by the market value of one share of UCB Stock at the Effective Time. The market value of one share of UCB Stock at the Effective Time shall be the last sale price of UCB Stock on Nasdaq Market, Inc. SmallCap Market ("Nasdaq") as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UCB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

           (d) Anti-Dilution Provisions. In the event UCB changes the number of shares of UCB Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date

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is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

     1.6   Election and Allocation Procedures.
           ----------------------------------

           (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Community Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as hereinafter defined) in such form as Community and UCB shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of Community. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Community Stock.

           (b) Each Election Form shall entitle the holder of shares of Community Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii)elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"),
(iii)elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section 1.5(a) (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Shareholders of record of Community who hold shares of Community Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of Community Stock held by that representative for a particular beneficial owner. Shares of Community Stock in respect to which a Cash Election shall have been made are referred to herein as "Cash Election Shares." Shares of Community Stock in respect of which a Stock Election shall have been made are referred to herein as "Stock Election Shares." Shares of Community Stock in respect of which no election shall have been made are referred to herein as "Non-Election Shares." The aggregate number of shares of Community Stock which respect to which a Stock Election shall have been made is referred to herein as the "Stock Election Number." Shares of Community Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this
Section 1.6.

           (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date of the shareholders' meetings contemplated by Sections 4.3(a) and 5.7(a) (or such other time and date as Community and UCB may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by UCB pursuant to Section 1.8(b), indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Community Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Community shareholder may at any time prior

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to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Community shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by UCB and Community that this Agreement has been terminated. If a Community shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Community Stock held by such shareholder shall be designated Non-Election Shares. UCB shall cause the certificates representing Community Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

           (d) Notwithstanding any other provision contained in this Agreement, 70% (the "Stock Conversion Number") of the total number of shares of Community Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section 1.5(a), excluding such shares as may be subject to an effective Mixed Election (the "Adjustable Conversion Shares"), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into Cash Consideration (excluding shares of Community Stock to be canceled as provided in Section 1.4(a) and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to UCB, UCB shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

           (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, UCB shall cause the Exchange Agent to effect the allocation among holders of Community Stock of rights to receive the Cash Consideration and Stock Consideration as follows:

                  (i) In any event, all shares of Community Stock with respect to which a Mixed Election shall have been made shall be converted into 30% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and a number of shares of UCB Stock equal to 70% of the Exchange Ratio;

                  (ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be

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           converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and

                  (iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                       (A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                       (B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section 1.6(e), if UCB is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of UCB Stock as a result of the application of the last clause of Section 1.6(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section 1.6(e).

     1.7 Closing Payment. As of the Effective Time, UCB shall deposit, or shall cause to be deposited, with First-Citizens Bank and Trust Company, transfer agent of UCB Stock (the "Exchange Agent"), for the benefit of each holder of Community Stock for exchange in accordance with this Article I, (i) certificates representing the aggregate number of whole shares

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of UCB Stock to be issued as Stock Consideration, and (ii) an aggregate amount of cash to be delivered to holders of Community Stock as Cash Consideration and in lieu of any fractional shares, to be issued and paid pursuant to this Article I for outstanding shares of Community Stock (such certificates for shares of UCB Stock and such cash are referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver the UCB Stock and cash contemplated to be issued with respect to Community Stock out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund in short-term obligations of or obligations guaranteed by the United States government, or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation, as directed by UCB, on a daily basis. Any interest and other income resulting from such investments shall be paid to UCB.

     1.8   Exchange of Shares.
           ------------------

           (a) Exchange Procedures. Not later than five business days following the Effective Time, UCB shall cause the Exchange Agent to mail to the shareholders of Community of record at the Effective Time transmittal materials and other appropriate written instructions (collectively, a "Transmittal Letter") (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of Community Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as UCB may reasonably specify). After the Effective Time and upon the proper surrender of certificate(s) representing shares of Community Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter or, as applicable, Election Form, the holder of such certificate(s) shall be entitled to receive in exchange therefor the number of shares of UCB Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c)), subject to any required withholding of applicable taxes. Neither UCB nor the Exchange Agent shall be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder's shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. If there is a transfer of ownership of any shares of Community Stock not registered in the transfer records of Community, the Merger Consideration shall be issued to the transferee thereof if the certificates representing such Community Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of UCB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing Community Stock for six months after the Effective Time shall be delivered to UCB, upon demand, and any shareholders of Community who have not previously complied with the provisions of this Article I shall thereafter look only to UCB for payment of their claim for UCB Stock and/or cash and any dividends or distributions with respect to UCB Stock. Any portion of the Exchange Fund remaining unclaimed by holders of Community Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of UCB free and clear of any claims or interest of any person previously entitled therein. Any other provision of

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this Agreement notwithstanding, neither UCB nor the Exchange Agent shall be liable to any holder of shares of Community Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

           (b) Lost Certificates. Any shareholder of Community whose certificate representing shares of Community Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of UCB Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or UCB (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and UCB).

           (c) Rights of Former Community Shareholders. At the Effective Time, the stock transfer books of Community shall be closed as to holders of Community Stock immediately prior to the Effective Time and no transfer of Community Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.8(a) of this Agreement, each certificate theretofore representing shares of Community Stock (other than shares to be canceled pursuant to Section 1.4(a) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, certificates representing Community Stock are presented to Community, UCB or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I. To the extent permitted by North Carolina law, former shareholders of record of Community shall be entitled to vote after the Effective Time at any meeting of shareholders of UCB the number of whole shares of UCB Stock into which their respective shares of Community Stock are converted, regardless of whether such holders have exchanged their certificates representing Community Stock for certificates representing UCB Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by UCB on the UCB Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of UCB Stock to be issued pursuant to the Merger, but beginning at the Effective Time no dividend or other distribution payable to the holders of record of UCB Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Community Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.8(a) of this Agreement; provided, however, that upon surrender of such Community Stock certificate (or compliance with Section 1.8(b) of this Agreement), the UCB Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such Community Stock certificate.

     1.9 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Community Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with
Article 13 of the North Carolina Business Corporation Act (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger

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Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. Community shall give UCB (i)prompt notice of any written demands for appraisal of any shares of Community Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by Community relating to shareholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of Community thereunder. Community shall not, except with the prior written consent of UCB,
(x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or to timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

     1.10  Treatment of Community Stock Options.
           ------------------------------------

           (a) At the Effective Time, UCB shall assume each option to purchase Community Stock granted and outstanding under the Community Bancshares 1993 Incentive Stock Option Plan (the "Community Option Plan"), whether or not then exercisable, in accordance with the terms of the Community Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement: (i) UCB shall be substituted for Community; (ii) the UCB stock option committee shall be substituted for the compensation committee of the Community Board of Directors administering the Community Option Plan; (iii) each stock option granted and outstanding under the Community Option Plan may be exercised solely for shares of UCB Stock; (iv) the number of shares of UCB Stock subject to each such stock option shall be the number of whole shares of UCB Stock (omitting any fractional share) determined by multiplying the number of shares of Community Stock subject to such stock option immediately prior to the Effective Time by the Exchange Ratio; and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by the Exchange Ratio and rounding up to the nearest cent. In addition, each stock option which is an "incentive stock option" under the Community Option Plan shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. UCB and Community shall take all necessary steps to effectuate the foregoing provisions of this Section 1.10, including appropriate amendments to the Community Option Plan if necessary.

           (b) As soon as practicable after the Effective Time, UCB shall deliver to each of the participants in the Community Option Plan an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to the Community Option Plan shall

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continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.10(a) after giving effect to the Merger). At or prior to the Effective Time, UCB shall take all corporate action necessary to reserve for issuance sufficient shares of UCB Stock for delivery upon exercise of the stock options assumed by it in accordance with this Section 1.10. Community hereby represents that the Community Option Plan in its current form complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as in effect as of the date hereof.

           (c) As soon as practicable after the Effective Time, UCB will use its best efforts to cause the shares subject to options granted under the Community Option Plan prior to the Effective Time (or any substitute options) to be registered under the Securities Act of 1933, as amended (the "1933 Act"), on a Form S-8 (or equivalent successor form) registration statement.

     1.11 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the main office of Catawba, or at such other place as UCB shall designate, on a date mutually agreeable to Community and UCB (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the North Carolina Commissioner of Banks (the "Commissioner") and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 60 days following the expiration of all such required waiting periods). At the Closing, UCB and Community shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

     1.12 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective (the "Effective Time") on the date and at the time on which Articles of Merger containing the provisions required by, and executed in accordance with applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon, the parties hereto shall use their reasonable best efforts to cause the Effective Time to occur on the Closing Date.

     1.13 Further Assurances. If at any time after the Effective Time UCB shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of Community acquired or to be acquired by reason of, or as a result of, the Merger, Community, its subsidiaries and their officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in UCB and otherwise to carry out the purpose of this Agreement, and that the officers and directors of UCB are fully authorized and directed in the name of Community or otherwise to take any and all such actions.

            ARTICLE II. REPRESENTATIONS AND WARRANTIES OF COMMUNITY

     Except as otherwise specifically provided herein or as "Previously Disclosed" to UCB, Community hereby makes the following representations and warranties to UCB. ("Previously Disclosed" shall mean, as to Community, the disclosure of information in a letter delivered by Community to UCB specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

     2.1   Corporate Organization, Capacity and Authority.
           ----------------------------------------------

           (a) Organization. Community is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

           (b) Subsidiaries. Community has two wholly owned subsidiaries, Northwestern and CMC. Northwestern and CMC are sometimes referred to in this Agreement as the subsidiaries of Community. Other than Northwestern and CMC, Community has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in Community's investment portfolio and securities held in a fiduciary capacity.

           (c) Organization of Subsidiaries. Northwestern is a national banking association duly organized and validly existing under the laws of the United States of America. CMC is a corporation duly organized and validly existing under the laws of the state of North Carolina. All of the shares of outstanding capital stock of Northwestern and CMC are owned of record and beneficially, free and clear of all security interests and claims, by Community. All of the outstanding shares of capital stock of Northwestern and CMC are duly authorized, validly issued, fully paid and nonassessable, except that the shares of stock of Northwestern are assessable to the extent set forth in 12 U.S.C. [sec] 55.

           (d) Power and Authority. Each of Community and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Community and its subsidiaries, and, to the best knowledge and belief of the management of Community, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Community and its subsidiaries. For purposes of this Article II, "Material Adverse Effect" shall mean: (a) with respect to references to Community, any change in the business of Community that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Community, or (b) with respect to references to Community and its subsidiaries, any change in the business of Community or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Community and its subsidiaries considered as one enterprise.

           (e) Constituent Documents. Community has previously delivered to UCB true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of Community and its subsidiaries, including all amendments and proposed amendments thereto.

     2.2 Capital Stock. The authorized capital stock of Community consists of 10,000,000 shares of Community Stock, $3.00 par value, of which 1,631,402 shares were issued and outstanding as of July 31, 2002, and 1,000,000 shares of preferred stock, $6.00 par value, of which no shares are issued and outstanding. Other than the Community Stock, Community has no outstanding class of capital stock. Each outstanding share of Community Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

     2.3 Principal Shareholders. Except as Previously Disclosed, there are no persons or entities known to Community that own beneficially, directly or indirectly, more than 5% of the outstanding shares of Community Stock.

     2.4 Convertible Securities, Options, Etc. Except for the Community Option Plan and the stock options granted thereunder, Community does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Community Stock or any other securities of Community, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Community Stock or any other securities of Community, or (iii) plan, agreement or other arrangement pursuant to which shares of Community Stock or any other securities of Community or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

     2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Community's Board of Directors. Subject only to approval of this Agreement by the shareholders of Community, (i) Community has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize Community to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Community enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

     2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of Community's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Community with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of Community or its subsidiaries, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Community or Northwestern is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) to the best knowledge and belief of management of Community, result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Community or Northwestern;
(iii) violate any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) to the best knowledge and belief of management of Community, result in the acceleration of any material obligation or indebtedness of Community or its subsidiaries; or (v) interfere with or otherwise adversely affect the ability of Community to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of UCB to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with Community's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Community's shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(d) below and approvals previously obtained.

     2.7 Books and Records. The books of account of each of Community and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Community's and its subsidiaries', respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of Community and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to UCB and its representatives.

     2.8 Regulatory Reports. Since January 1, 1999, each of Community and Northwestern has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Office of the Comptroller of the Currency (the "OCC"),
(ii) the FDIC, (iii) the Federal Reserve Board, and (iv) any other governmental or regulatory authorities having jurisdiction over Community or its subsidiaries except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on Community or any of its subsidiaries. All such reports, registrations and statements filed by Community or Northwestern with the OCC, the

FDIC, the Federal Reserve Board or other such regulatory authority are collectively referred to herein as the "Community Reports." As of their respective dates, the Community Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and neither Community nor its subsidiaries has been notified that any such Community Reports were deficient as to form or content. Following the date of this Agreement, Community shall deliver to UCB, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by Community or any of its subsidiaries, with the OCC, the FDIC, the Federal Reserve Board or any other such regulatory authority.

     2.9   Shareholder Communications and SEC Filings; Financial Statements.
           ----------------------------------------------------------------

           (a) SEC Filings. Community has filed and made available to UCB all forms, reports, and documents required to be filed by Community with the SEC since December 31, 1999 (collectively, the "Community SEC Reports"). The Community SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act") and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Community SEC Reports or necessary in order to make the statements in such Commuinty SEC Reports, in light of the circumstances under which they were made, not misleading.

           (b) Financial Statements. Community has filed with the SEC and made available to UCB the following financial statements (collectively, the "Community Financial Statements"): (i) its consolidated balance sheets as of December 31, 2001 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2001, together with notes thereto, all as audited by Cherry, Bekaert & Holland, PC, independent certified public accountants; (ii) its consolidated balance sheet as of December 31, 2000 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2000 and 1999, together with notes thereto, all as audited by Francis & Company, CPAs, independent certified public accountants, and (iii) its balance sheets as of March 31, 2002 and 2001 and June 30, 2002 and 2001, and the related statements of income for the three-month and six-month periods then ended. Following the date of this Agreement, Community promptly will deliver to UCB all other annual or interim financial statements prepared by or for Community. The Community Financial Statements (including any related notes and schedules thereto) (x) are in accordance with Community's books and records, and (y) except as stated therein, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly Community's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

     2.10 Tax Returns and Other Tax Matters. (i) Each of Community and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Community, its subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of Community to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the Community Financial Statements; (iii) tax returns and reports of Community and its subsidiaries have not been subject to audit by the Internal Revenue Service (the "IRS") or the North Carolina Department of Revenue in the last seven years and neither Community nor its subsidiaries has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither Community nor its subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

     2.11  Absence of Material Adverse Changes or Certain Other Events.
           -----------------------------------------------------------

           (a) Since December 31, 2001, each of Community and its subsidiaries has conducted its respective business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, would be reasonably expected to have a Material Adverse Effect, on Community and its subsidiaries.

           (b) Since December 31, 2001, and other than in the ordinary course of its business, neither Community nor its subsidiaries has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease. For purposes of this Section 2.11(b), "material" means material to Community and its subsidiaries considered as one enterprise.

     2.12 Absence of Undisclosed Liabilities. Neither Community nor its subsidiaries has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Community Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2001 and which are not, individually or in the aggregate, material to Community and its subsidiaries considered as one enterprise.

     2.13  Litigation and Compliance with Law.
           ----------------------------------

           (a) Except as Previously Disclosed, there are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Community, any facts or circumstances which could reasonably be expected to result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Community, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Community and its subsidiaries, or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of Community or its subsidiaries for, or subject Community or its subsidiaries to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on Community and its subsidiaries or on Community's ability to consummate the Merger.

           (b) Except for such licenses, permits, orders, authorizations or approvals ("Permits") the absence of which would not have a Material Adverse Effect on Community or its subsidiaries, each of Community and Northwestern has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on Community and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of Community, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

           (c) Neither Community nor its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC, or the OCC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Community or its subsidiaries that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Community or its subsidiaries; and neither Community nor its subsidiaries has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

           (d) To the best knowledge and belief of management of Community, neither Community nor its subsidiaries is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on Community and its subsidiaries, and, to the best knowledge and belief of management of Community, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

     2.14 Real Properties. Community has Previously Disclosed to UCB a listing of all real property owned or leased by Community or its subsidiaries (the "Real Property") and all leases pertaining to any such Real Property to which Community or its subsidiaries is a party (the "Real Property Leases"). With respect to all Real Property, Community or its subsidiaries has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by Community or its subsidiaries (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) execution and delivery of this Agreement does not constitute an event of default under any Real Property Lease. To the best knowledge and belief of management of Community, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on Community and its subsidiaries, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

     2.15  Loans, Accounts, Notes and Other Receivables.
           --------------------------------------------

           (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of Community and Northwestern (i) have resulted from bona fide business transactions in the ordinary course of operations of Community and Northwestern, (ii) were made in accordance with the standard loan policies and procedures of Community and Northwestern, and (iii) are owned by Community or Northwestern free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

           (b) To the best knowledge and belief of management of Community, all of the records of Community and Northwestern regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights ("Loan Collateral"), to the best knowledge and belief of management of Community, such loans are in all material respects secured by valid, perfected and enforceable liens (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally) on all such Loan Collateral having the priority described in the records of such loan. Neither Community nor Northwestern has engaged in any form of indirect lending and no such indirect loans are outstanding.

           (c) To the best knowledge and belief of management of Community, each loan reflected as an asset on the books of Community and Northwestern and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

           (d) Community has previously delivered to UCB (i) a written listing of each loan, extension of credit or other asset of Community or Northwestern which, as of June 30, 2002, is classified by the FDIC or the OCC as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of June 30, 2002, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

           (e) As of June 30, 2002, Community's or Northwestern's reserve for possible loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the OCC and, in the best judgment of management of Community, is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and to the best knowledge and belief of management of Community, is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio. At June 30, 2002, Community's Loan Loss Reserve was $1,218,765.

     2.16 Securities Portfolio and Investments. All securities owned by Community or its subsidiaries (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Community or its subsidiaries to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Community or its subsidiaries is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Community or its subsidiaries has "purchased" securities under agreement to resell, Community or its subsidiaries has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since June 30, 2002, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Community's securities portfolio as a whole.

     2.17 Personal Property and Other Assets. All tangible personal property of Community or its subsidiaries material to the business operations of Community and its subsidiaries (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by Community or its subsidiaries in the operation of its business) is owned or leased by Community or its subsidiaries free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of Community or its subsidiaries' tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

     2.18 Patents and Trademarks. Community and its subsidiaries own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and to the best knowledge and belief of management of Community, neither Community nor its subsidiaries has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

     2.19  Environmental Matters.
           ---------------------

           (a) Community has Previously Disclosed to UCB copies of all written reports, correspondence, notices or other materials, if any, in its or any subsidiary's possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

           (b) To the best knowledge and belief of management of Community, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, the Loan Collateral, which constitutes a violation of any Environmental Laws.

           (c) To the best knowledge and belief of management of Community, neither Community nor its subsidiaries has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Community or its subsidiaries is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on Community or its subsidiaries.

           (d) Neither Community nor its subsidiaries is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of Community, any Loan Collateral by any person or entity.

           (e) To the best knowledge and belief of management of Community, no facts, events or conditions relating to the Real Property or, any Loan Collateral, or the operations of Community or its subsidiaries, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

           (f) For purposes of this Agreement, "Environmental Laws" shall include:

                  (i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                  (ii)    all contractual agreements, and

                  (iii)   all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

           (g) For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

     2.20 Brokerage or Finders' Commissions. Other than SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., no other Person (as defined herein) has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Community or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

     2.21  Material Contracts.
           ------------------

           (a) Except as Previously Disclosed, neither Community nor its subsidiaries is a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which calls for the provision of goods or services to Community and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to Community or its subsidiaries and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits Community or its subsidiaries to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of a subsidiary's business), (vi) which involves the purchase or sale of any assets of Community or Northwestern, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Community or its subsidiaries, or (vii) with any director, officer or principal shareholder of Community or its subsidiaries (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

           (b) Neither Community nor its subsidiaries is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, which default would be reasonably likely to have a Material Adverse Effect.

     2.22  Employment Matters; Employee Relations.
           --------------------------------------

           (a) Each of Community and its subsidiaries (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) to the best knowledge and belief of management of Community, is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of Community, asserted that Community or its subsidiaries is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

           (b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of Community, threatened against Community or its subsidiaries (or their employees), involving employment discrimination, harassment, wrongful discharge or similar claims. Neither Community nor its subsidiaries is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. To the best knowledge and belief of management of Community, there is no pending or threatened labor dispute, work stoppage or strike involving Community, Northwestern, or any of their employees, or any pending or threatened proceeding in which it is asserted that Community or its subsidiaries has committed an unfair labor practice; and, neither Community nor its subsidiaries is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

         2.23   Employment Agreements; Employee Benefit Plans.
                ---------------------------------------------

                (a) Community has Previously Disclosed to UCB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Community or its subsidiaries for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to UCB. Neither Community nor its subsidiaries maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of Section 3(40) of ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and Community is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Community or its subsidiaries) required to be filed with any governmental department, agency, service or other authority, including, without limitation, Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                (b) To the best knowledge and belief of management of Community, all "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Community or its subsidiaries currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on Community or its subsidiary. There is no pending or, to the best knowledge and belief of management of Community, threatened litigation relating to any Plan or any such Plan previously maintained by Community. Neither Community nor its subsidiaries has engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                (c) Community has delivered to UCB a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the "Retirement Plans"), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the

Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. To the best knowledge and belief of management of Community, the Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on Community or Northwestern. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between Community, its subsidiaries or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Community, its subsidiaries or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those, when taken as a whole, would not have a Material Adverse Effect on Community or its subsidiaries.

                (d) No liability under subtitle C or D of Title IV of ERISA has been or, to the best knowledge and belief of management of Community, is expected to be incurred by Community or its subsidiaries with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Community or its subsidiaries. Neither Community nor its subsidiaries presently contributes to a "Multiemployer Plan" or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Community or its subsidiaries have been timely made. Neither the Retirement Plans nor any other "pension plan" maintained by Community or its subsidiaries have an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA. Neither Community nor its subsidiaries has provided, and is not required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by Community or its subsidiaries as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

                (e) There are no restrictions on the rights of Community or its subsidiaries to amend or terminate any Plan. Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii)increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         2.24 Insurance. Community has in effect a "financial institutions bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to UCB (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of Community, the insurance coverage provided under the Policies is reasonable and adequate in all respects for Community and its subsidiaries. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and Community and its subsidiaries have taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. Neither Community nor its subsidiaries is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and Community has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

         2.25 Insurance of Deposits. Northwestern is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Northwestern are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Northwestern to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of Community, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

         2.26 Compensation; Stock Ownership. Community has Previously Disclosed (i) the name and current salary or wage rate for each present employee of Community or its subsidiaries, (ii) the name of and number of shares of Community Stock beneficially owned by each of the directors and officers of Community and by any person or entity known to Community to own beneficially 5% or more of Community Stock, and (iii) the name, number and vesting schedule of outstanding options and restricted stock awards held by each person to whom a stock option or restricted stock award has been granted and currently is outstanding under any stock option or other plan of Community, including, without limitation, the Community Option Plan.

         2.27 Affiliates. Community will deliver to UCB within 15 days of the date hereof a listing of those persons deemed by Community and its counsel as of the date of this Agreement to be "Affiliates" of Community as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trusts, estates or other entities related to persons deemed to be Affiliates of Community.

         2.28 Obstacles to Regulatory Approval or Tax Treatment. To the best knowledge and belief of management of Community, there exists no fact or condition relating to Community or its subsidiaries that may reasonably be expected to (i) prevent, impede or delay UCB or Community from obtaining the regulatory approvals required to consummate transactions described herein, or
(ii) prevent the Merger from qualifying to be a tax-free reorganization under
Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to Community, Community shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of UCB.

         2.29 Fairness Opinion. Community has received from its financial advisor, SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., an opinion to the effect that the consideration to be received by Community's shareholders in the Merger is fair, from a financial point of view, to Community and its shareholders.

         2.30 Disclosure. To the best knowledge and belief of management of Community, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Community at any time to UCB in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Community to UCB is or will be a true and complete copy of such document, unmodified except by another document delivered by Community.

               ARTICLE III. REPRESENTATIONS AND WARRANTIES OF UCB

         Except as otherwise specifically described herein or as "Previously Disclosed" to Community, UCB hereby makes the following representations and warranties to Community. ("Previously Disclosed" shall mean, as to UCB, the disclosure of information in a letter delivered by UCB to Community specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

         3.1   Corporate Organization, Capacity and Authority.
               ----------------------------------------------

               (a) Organization. UCB is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Commissioner as a commercial bank holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

               (b) Subsidiaries. UCB has three wholly owned subsidiaries, Catawba, First Gaston, and Valley. Catawba, First Gaston and Valley are sometimes referred to as the subsidiaries of UCB. Other than Catawba, First Gaston, and Valley, UCB has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in UCB's investment portfolio and securities held in a fiduciary capacity.

               (c) Organization of Subsidiaries. Catawba is duly organized and validly existing under the laws of the State of North Carolina. First Gaston is duly organized and validly existing under the laws of the State of North Carolina. Valley is duly organized and validly existing under the laws of the State of North Carolina. All of the outstanding capital stock of each such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by UCB. All of the outstanding shares of capital stock of each of UCB's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, except to the extent set forth in N.C.G.S. [sec] 53-42.

               (d) Power and Authority. Each of UCB and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on UCB and its subsidiaries, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on UCB and its subsidiaries. For purposes of this Article III, "Material Adverse Effect" shall mean: (a) with respect to references to UCB, any change in the business of UCB that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of UCB, or
(b) with respect to references to UCB and its subsidiaries, any change in the business of UCB or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of UCB and its subsidiaries considered as one enterprise.

               (e) Constituent Documents. UCB has previously delivered to Community true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of its subsidiaries, including all amendments and proposed amendments thereto.

         3.2 Capital Stock. The authorized capital stock of UCB consists of 9,000,000 shares of UCB Stock, of which 2,738,681 shares were issued and outstanding as of July 31, 2002, and 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Each outstanding share of UCB Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder. The shares of UCB Stock issued to Community's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with applicable federal and state securities laws.

         3.3 Convertible Securities, Options, Etc. Except for the United Community Bancorp 1996 Incentive Stock Option Plan and the stock options granted thereunder, the United Community Bancorp 1997 Nonqualified Stock Option Plan for Directors and the stock options granted thereunder, the United Community Bancorp FGB Stock Option Plan and the stock options granted thereunder, the United Community Bancorp FGB 1999 Nonstatutory Stock Option Plan and the stock options granted thereunder, and the United Community Bancorp FGB 1999 Incentive Stock Option Plan and the stock options granted thereunder, UCB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of UCB Stock or any other securities of UCB, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of UCB Stock or any other securities of UCB, or (iii) plan, agreement or other arrangement pursuant to which shares of UCB Stock or any other securities of UCB, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

         3.4 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by UCB's Board of Directors. Subject only to approval of this Agreement by the Shareholders of UCB, (i)UCB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize UCB to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of UCB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

         3.5 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of UCB's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by UCB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of UCB or any subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which UCB or any subsidiary, is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) to the best knowledge and belief of management of UCB, result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of UCB or any subsidiary; (iii) violate any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) to the best knowledge of management of UCB, result in the acceleration of any material obligation or indebtedness of UCB or any subsidiary; or (v) interfere with or otherwise adversely affect UCB's ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any person or entity (including any governmental or regulatory authority) in connection with UCB's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of UCB's shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities described in Section 7.1(d) below and approvals previously obtained.

         3.6 Books and Records. The books of account of UCB and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects UCB's and its subsidiaries', respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of UCB and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Community and its representatives.

         3.7 Regulatory Reports. Since January 1, 1999, UCB and its subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Commissioner, and (iv) any other governmental or regulatory authorities having jurisdiction over UCB or its subsidiaries except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on UCB and its subsidiaries. All such reports and statements filed with the Federal Reserve Board, the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "UCB Reports." As of their respective dates, the UCB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, UCB has not been notified that any such UCB Reports were deficient in any material respect as to form or content. Following the date of this Agreement, UCB shall deliver to Community upon its request a copy of any report, registration, statement or other regulatory filing made by UCB or its subsidiaries with the Federal Reserve Board, the FDIC, the Commissioner or any other such regulatory authority.

         3.8   SEC Filings; Financial Statements.
               ---------------------------------

               (a) SEC Filings. UCB has filed and made available to Community all forms, reports, and documents required to be filed by UCB with the SEC since December 31, 1999 (collectively, the "UCB SEC Reports"). The UCB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act") and (ii)did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such UCB SEC Reports or necessary in order to make the statements in such UCB SEC Reports, in light of the circumstances under which they were made, not misleading.

               (b) Financial Statements. UCB has filed with the SEC and made available to Community the following financial statements (collectively, the "UCB Financial

Statements"): (i) its consolidated balance sheets as of December 31, 2001 and 2000 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999, together with notes thereto, all as audited by Dixon Odom PLLC, independent certified public accountants, and (ii) its balance sheets as of March 31, 2002 and 2001 and June 30, 2002 and 2001, and the related statements of income for the three-month and six-month periods then ended. Following the date of this Agreement, UCB promptly will deliver to Community all other annual or interim financial statements prepared by or for UCB. The UCB Financial Statements (including any related notes and schedules thereto) (i) are in accordance with UCB's books and records, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly UCB's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

         3.9 Tax Returns and Other Tax Matters. (i) Each of UCB and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against UCB, its subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of UCB to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the UCB Financial Statements; (iii) tax returns and reports of UCB and its subsidiaries have not been subject to audit by the IRS or the North Carolina Department of Revenue in the last seven years and neither UCB nor any of its subsidiaries has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither UCB nor any of its subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

         3.10 Absence of Material Adverse Changes. Since December 31, 2001, there has been no material adverse change, and to the best knowledge and belief of management of UCB, there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, would be reasonably expected to have a Material Adverse Effect on UCB and its subsidiaries.

         3.11 Absence of Undisclosed Liabilities. Neither UCB nor its subsidiaries have any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the UCB Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2001 and which are not, individually or in the aggregate, material to UCB and its subsidiaries considered as one enterprise.

         3.12   Litigation and Compliance with Law.
                ----------------------------------

               (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of UCB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of UCB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting UCB, its subsidiaries or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of UCB or its subsidiaries for, or subject UCB or its subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on UCB and its subsidiaries or on UCB's ability to consummate the Merger.

               (b) Except for Permits, the absence of which would not have a Material Adverse Effect on UCB or its subsidiaries, each of UCB and its subsidiaries has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on UCB and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of UCB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

               (c) Neither UCB nor any of its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the Commissioner) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against UCB or its subsidiaries which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of UCB or its subsidiaries; and neither UCB nor any of its subsidiaries has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

               (d) Neither UCB nor any of its subsidiaries is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on UCB and its subsidiaries, and, to the best knowledge and belief of management of UCB, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

         3.13 Patents and Trademarks. Except as Previously Disclosed, UCB and its subsidiaries own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and to the best knowledge and belief of management of UCB, neither UCB nor its subsidiaries has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

         3.14   Environmental Matters.
                ---------------------

               (a) UCB has Previously Disclosed to Community the material provisions of all written reports, correspondence, notices or other materials, if any, in its or any subsidiary's possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

               (b) To the best knowledge and belief of management of UCB, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, the Loan Collateral, which constitutes a violation of any Environmental Laws.

               (c) To the best knowledge and belief of management of UCB, neither UCB nor its subsidiaries has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation UCB or its subsidiaries is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on UCB or its subsidiaries.

               (d) Neither UCB nor its subsidiaries is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of UCB, any Loan Collateral by any person or entity.

               (e) To the best knowledge and belief of management of UCB, no facts, events or conditions relating to the Real Property or, any Loan Collateral, or the operations of UCB or its subsidiaries, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

               (f) For purposes of this Agreement, "Environmental Laws" shall include:

                     (i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                     (ii)    all contractual agreements, and

                     (iii)   all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

               (g) For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

         3.15 Brokerage or Finders' Commissions. Other than The Orr Group, no other Person (as defined herein) has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, UCB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

         3.16 Obstacles to Regulatory Approval or Tax Treatment. To the best of the knowledge and belief of the management of UCB, no fact or condition relating to UCB exists that may reasonably be expected to (i) prevent, impede or delay Community or UCB from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of UCB, UCB promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of Community.

         3.17   Loans, Accounts, Notes and Other Receivables.
                --------------------------------------------

                (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of UCB and its subsidiaries (i) have resulted from bona fide business transactions in the ordinary course of operations of UCB and its subsidiaries, (ii) were made in accordance with the standard loan policies and procedures of UCB and its subsidiaries, and (iii) are owned by UCB or a subsidiary free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                (b) All of the records of UCB and its subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any Loan Collateral, such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan.

                (c) To the best knowledge and belief of management of UCB, each loan reflected as an asset on the books of UCB and its subsidiaries and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

                (d) As of June 30, 2002, UCB's, or its subsidiaries', reserve for possible loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC or the Commissioner, as applicable, and, in the best judgment of management of UCB, is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and to the best knowledge and belief of management of UCB, is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio. At June 30, 2002, UCB's Loan Loss Reserve was $3,787,391.

         3.18 Securities Portfolio and Investments. All securities owned by UCB or any subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of UCB or any subsidiary to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which UCB or any subsidiary is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which UCB or anysubsidiary has "purchased" securities under agreement to resell, UCB or any subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since June 30, 2002, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of UCB's securities portfolio as a whole.

         3.19 Insurance of Deposits. Each of UCB's banking subsidiaries is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in each of UCB's subsidiaries are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from each of UCB's subsidiaries to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of UCB, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

         3.20 Disclosure. To the best of the knowledge and belief of UCB, no written statement, certificate, schedule, list or written information furnished by or on behalf of UCB at any time to Community in connection with this Agreement (including, without limitation, the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by UCB to Community is or will be a true and complete copy of such document, unmodified except by another document delivered by UCB.

                       ARTICLE IV. COVENANTS OF COMMUNITY

         4.1 Affirmative Covenants of Community. Community hereby covenants and agrees as follows with UCB:

               (a) "Affiliates" of Community. Community will use its best efforts to cause each Affiliate disclosed to UCB (in addition to each additional person who shall become an Affiliate of Community after the date of this Agreement or who shall be deemed by UCB or its counsel, in their sole discretion, to be an Affiliate of Community, and including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of Community) to execute and deliver to UCB prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of UCB Stock to be received by such Affiliates pursuant to this Agreement, which Affiliates' Agreement shall be in form and content reasonably satisfactory to UCB. Certificates for the shares of UCB Stock issued to Affiliates of Community shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

               (b) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by UCB in writing, Community will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will, and where applicable will cause each of its subsidiaries to:

                     (i) make all reasonable efforts to preserve intact its present business organization, keep available their present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

                     (ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

                     (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations or GAAP;

                     (iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

                     (v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law;

                     (vi) continue to maintain in force insurance such as is described in Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

                     (vii) promptly provide to UCB such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as UCB reasonably shall request.

               (c) Loans. Community will obtain UCB's prior approval for each new extension of credit (including the issuance of unfunded commitments) that it or Northwestern proposes to make within the following categories: (i) loan participations, (ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $750,000 in principal amount. Neither Community nor Northwestern will enter into any form of indirect lending. Additionally, Community will make available and provide to UCB the following information with respect to its and Northwestern's loans and other extensions of credit (such assets herein referred to as "Loans") as of June 30, 2002 and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

                     (i) a list of Loans past due for 30 days or more as to principal or interest;

                     (ii) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

                     (iii)   a list of Loans in nonaccrual status;

                     (iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

                     (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

                     (vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

                     (vii) a list of any actual or threatened litigation by or against Community or Northwestern pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto.

               (d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Community promptly will notify UCB in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Community herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Community's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

               (e) Consents to Assignment of Contracts and Leases. Community will use its best efforts to obtain all required consents to the assignment to UCB of Community's or its subsidiaries' rights and obligations under any contracts or personal or real property leases, each of which consents shall be in such form as shall be specified by UCB.

               (f) Qualified Plans. Community shall take all appropriate action as shall be necessary to maintain the Northwestern National Bank 401(k) Plan (the "Community 401(k) Plan"), and the as a qualified plan for purposes of ERISA. Community acknowledges that UCB intends (i) that the Community 40l(k) Plan will be merged into UCB's Section 401(k) Savings Plan (the "UCB 401(k) Plan") as soon as practicable after the Effective Time. Community shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respects to such plans without the written consent of UCB.

               (g)   Further Action; Instruments of Transfer. Community shall
(i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to UCB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Community in consummating such transactions and (iii) cooperate with UCB fully in carrying out, and pursue diligently the expeditious completion of, such transactions.

         4.2 Negative Covenants of Community. Between the date hereof and the Effective Time, neither Community nor, if applicable, its subsidiaries, will do any of the following things or take any of the following actions without the prior written consent and authorization of the President of UCB:

               (a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or bylaws.

               (b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue (except pursuant to the exercise of options heretofore granted and outstanding under the Community Option Plan), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

               (c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action, other than the UCB Option.

               (d) Dividends. Declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, other than normal and customary cash dividends per quarter paid in such amounts and at such times as Community historically has paid with respect to Community Stock and which shall not exceed $0.025 per share, or be paid more frequently than once per calendar quarter.

               (e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Community or its subsidiaries without cost or other liability on no more than 30 days' notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) grant or amend any existing options under the Community Option Plan; (iv) make contributions to the Community 401(k) Plan other than basic and matching contributions in accordance with the terms of the Community 401(k) Plan as Previously Disclosed; or (v) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

               (f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to UCB and such other raises as are in the ordinary course of business and in accordance with historical practices, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

               (g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

               (h) Acquisitions; Additional Branch Offices. Except as Previously Disclosed, directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

               (i) Changes in Business Practices. Except as may be required by the FDIC, the OCC or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1(b) above and Section 6.9 below).

               (j) Exclusive Merger Agreement. Except with respect to this Agreement and the transactions contemplated hereby, from the date of this Agreement until the Effective Time or termination pursuant to Article VIII, neither Community nor any Affiliate thereof, or any representatives thereof retained by Community, shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Community's Board of Directors determined after consultation with counsel, neither Community nor any affiliate or representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish or negotiate with respect to, any Acquisition Proposal, but Community may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Community shall promptly notify UCB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Community shall (i) immediately cease and cause to be terminated any existing activities, discussions, or

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

negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable best efforts to cause of all its representatives not to engage in any of the foregoing.

         As used herein, the term "Acquisition Proposal" shall mean any proposal relating to an Acquisition Transaction, and the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving Community or any of its subsidiaries; (ii) a sale, lease or other disposition, directly or indirectly, involving Community or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of Community on a consolidated basis; (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of Community; (iv) a transaction with Community in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the outstanding shares of Community Common Stock; or (v) the liquidation, dissolution, recapitalization or other similar type of transaction with respect to Community; or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Transaction" shall not include the Merger and the transactions contemplated hereby.

         As used herein, the term "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               (k)   Acquisition or Disposition of Assets.
                     ------------------------------------

                     (i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

                     (ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

                     (iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates Community or its subsidiaries for a period longer than six months;

                     (iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

                     (v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in Community's business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Community or any subsidiary or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

               (l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other material liability or obligation (absolute or contingent).

               (m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to UCB with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

               (n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

               (o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contributions in excess of $15,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which

Community or any subsidiary would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit Community or any subsidiary to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Community's or any subsidiary's lending operations).

                (p) Deposit Liabilities. Make any change in its current deposit policies, including pricing and acceptance, and shall not take any actions designed to materially decrease the aggregate level of deposits as of the date of this Agreement.

         4.3    Shareholder Approval.
                --------------------

                (a) Meeting of Shareholders. Community shall cause a meeting of its shareholders to be duly called and held as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval and adoption of this Agreement. In connection with the call and conduct of and all other matters relating to its shareholders' meeting (including the solicitation of proxies), Community shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

                (b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the Board of Directors of Community shall recommend to the shareholders of Community that they vote their shares at the shareholders' meeting contemplated by Section 4.3(a) above to approve this Agreement and the Proxy Statement/Prospectus (as defined in Section 6.1(b), will so indicate and state that Community's Board of Directors considers the Merger to be advisable and in the best interests of Community and its shareholders.

                          ARTICLE V. COVENANTS OF UCB

         UCB hereby covenants and agrees as follows with Community:

         5.1 NASDAQ Notification. Prior to the Effective Time, UCB shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of UCB Stock to be issued to Community's shareholders pursuant to the Merger.

         5.2 Employment of Ronald S. Shoemaker. Provided he remains employed as President and Chief Executive Officer of Community and Northwestern at the Effective Time, UCB and Catawba shall enter into an employment agreement with Ronald S. Shoemaker as of the Effective Time in a form satisfactory to UCB.

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

         5.3    Employee Benefits.
                -----------------

                (a) Generally. Except as otherwise provided herein and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to UCB's qualified plans, any employee of Community or its subsidiaries who continues employment with UCB, Community or its subsidiaries at the Effective Time (a "New Employee") shall become entitled to receive all employee benefits and to participate in all benefit plans provided by UCB or Catawba on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of UCB or Catawba. However, each New Employee shall be given credit for his or her prior service with Community or its subsidiaries for purposes of (i) entitlement to vacation and sick leave and for participation in all UCB or Catwaba welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the UCB 401(k) Plan. Notwithstanding any provision herein to the contrary, UCB will not be required to take any action that could adversely affect the continuing qualification of the UCB 40l(k) Plan. UCB will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with UCB standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at Northwestern but shall thereafter be subject to UCB's leave policies.

                (b) Health Insurance. Each New Employee shall be entitled to participate in Catawba's group health insurance plan at a cost equal to the cost for any Catawba employee and such participation shall be without regard to pre-existing condition requirements under Catawba's group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of Community.

                (c) Option Plan. UCB shall assume each stock option granted under the Community Option Plan as provided in Section 1.10(a) above.

         5.4    Community Directors.
                -------------------

                (a) Representation on UCB Board. UCB shall appoint four persons nominated by Community, one of whom shall be Ronald S. Shoemaker, at the Effective Time to serve as directors of UCB until the next annual meeting of shareholders at which directors of UCB are elected and shall take such actions as shall be required to increase the number of members of its Board of Directors as may be necessary to permit such nominees to serve as directors. UCB's Board shall, if necessary, nominate such persons for election at annual meetings of UCB shareholders such that two of such nominees of Community, if elected by UCB's shareholders, would be able to serve as directors of UCB for no less than three years after the Effective Time, one such nominee of Community, if elected by UCB's shareholders, would be able to serve as a director of UCB for no less than two years after the Effective Time and one such nominee of Community, if elected by UCB's Shareholders, would be able to serve as a director of UCB for no less than one year after the Effective Time.

                (b) Bank Board. Except for those members appointed to the UCB Board pursuant to subparagraph (a) above, each of the members of Northwestern's Board of Directors

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

at the Effective Time shall continue to serve as an advisory member of Catawba's Board of Directors after the Effective Time notwithstanding, for a period of twelve months after the Effective Time, any mandatory retirement policy of UCB for its directors generally. For their services as advisory board members each person so appointed shall be paid director's fees of $2,000 for the twelve month period and $100 for each board meeting attended and $50 for each committee meeting attended. After the initial twelve month period, should such individuals desire to continue to serve as advisory board members, they will be entitled to receive such advisory board fees as are then established by Catawba.

                (c) Deferred Compensation. UCB shall assume the obligations of Community under Previously Disclosed deferred compensation arrangements presently in effect for Community`s directors.

         5.5    Indemnification of Directors and Officers.
                -----------------------------------------

                (a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for Community and its directors and officers, UCB shall indemnify, hold harmless and defend the directors and officers of Community in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys' fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of Community (including service as a director or officer of any Community subsidiary or fiduciary of any of the Community Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that UCB shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or, provided, however, that (A) UCB shall have the right to assume the defense thereof and upon such assumption UCB shall not be liable to any director or officer of Community for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if UCB elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between UCB and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and UCB shall pay the reasonable fees and expenses of such counsel, (B) UCB shall not be liable for any settlement effected without its prior written consent, and (C) UCB shall have no obligation hereunder to any director or officer of Community when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of Community or Northwestern or pursuant to any Plan for which the indemnity serves as a fiduciary.

                (b) From and after the Effective Time, UCB will directly or indirectly cause the persons who served as directors or officers of Community at the Effective Time to be covered by Community's existing directors' and officers' liability insurance policy (provided that UCB may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time.

                (c) The indemnification provided by this Section 5.5 is the sole indemnification provided by UCB to the directors and officers of Community for service in such positions up to and through the Effective Time. This Section
5.5 is intended to create personal rights in the directors and officers of Community, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive after the Effective Time.

         5.6 Northwestern Name. After the Effective Time, UCB intends to continue using Northwestern's name at Northwestern's existing branch offices and any future branches in Northwestern's relevant market to conduct business as a division of Catawba, provided Catawba's application to the Commissioner for permission to conduct business using Northwestern's name is approved.

         5.7    Shareholder Approval.
                --------------------

                (a) Meeting of Shareholders. UCB shall cause a meeting of its shareholders to be duly called and held as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval and adoption of this Agreement. In connection with the call and conduct of and all other matters relating to its shareholders' meeting (including the solicitation of proxies), UCB shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

                (b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the Board of Directors of UCB shall recommend to the shareholders of UCB that they vote their shares at the shareholders' meeting contemplated by Section 5.7(a) above to approve this Agreement and the Proxy Statement/Prospectus (as defined in Section 6.1(b) will so indicate and state that UCB's Board of Directors considers the Merger to be advisable and in the best interests of UCB and its shareholders.

         5.8 Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, UCB promptly will notify Community in writing of and provide to it such information as it shall request regarding
(i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, could reasonably be expected to cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or could reasonably be expected to cause any statement, representation or warranty of UCB herein to be or become inaccurate, misleading or incomplete, or which has resulted or could reasonably be expected to cause, create or result in the breach or violation of any of UCB's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or
7.2 below.

         5.9 Material Acquisitions. Except as Previously Disclosed, UCB shall not, without the prior written permission of Community, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned subsidiary of UCB, or otherwise acquire direct or indirect control over any person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a subsidiary of UCB in its fiduciary capacity, or (iii) the creation of a new wholly owned subsidiary of UCB organized to conduct or continue activities otherwise permitted by this Agreement.

         The term "Assets" shall mean all of the assets, property, business and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         5.10 Further Action; Instruments of Transfer. UCB shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Community all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of UCB in consummating such transactions and (iii) cooperate with Community fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

                         ARTICLE VI. MUTUAL AGREEMENTS

         6.1    Registration Statement; Proxy Statement/Prospectus.
                --------------------------------------------------

                (a) Registration Statement and "Blue Sky" Approvals. As soon as practicable following the execution of this Agreement and after the furnishing by Community of all information required to be contained therein, UCB shall prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 (or on such other form as UCB shall determine to be appropriate) (the "Registration Statement") covering the UCB Stock to be issued to shareholders of Community pursuant to this Agreement. Additionally, UCB shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws (i) to cause the UCB Stock to be issued upon consummation of the Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock. UCB shall deliver to Community and its counsel a preliminary draft of the Registration Statement and the Proxy Statement/Prospectus as soon as practicable after the date of this Agreement.

             (b) Preparation and Distribution of Proxy Statement/Prospectus. UCB and Community jointly shall prepare a "Proxy Statement/Prospectus" for distribution to the shareholders of Community and UCB as the proxy statement relating to solicitation of proxies for use at the shareholders' meetings contemplated in Sections 4.3(a) and 5.7(a) above and as UCB's prospectus relating to the offer and distribution of UCB Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the shareholders' meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by UCB and Community. UCB shall include the Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described above; and UCB and Community shall cooperate with each other in good faith and shall use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC. Community and UCB shall mail the Proxy Statement/Prospectus to their respective shareholders prior to the scheduled date of their shareholders' meetings; provided, however, that no such materials shall be mailed to Community's shareholders unless and until UCB shall have determined to its own satisfaction that the conditions specified in Sections 7.1(b) and (c) below have been satisfied and shall have approved such mailing.

             (c) Information for Proxy Statement/Prospectus and Registration Statement. Each of UCB and Community shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Registration Statement. Each of UCB and Community hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

       6.2 Regulatory Approvals. Within 75 days after the date of this Agreement, UCB shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required, by applicable law and regulations with respect to the transactions described herein (including applications to the Federal Reserve Board, the Commissioner and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Community shall cooperate with UCB in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by UCB to complete any such application; and, before the filing therefor, Community shall have the right to review and comment on the form and content of any such application to be filed by UCB. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

       6.3 Access. Following the date of this Agreement and to and including the Effective Time, Community and UCB shall each provide the other party and such other party's employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as Community and UCB, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by UCB or Community shall be performed in such a manner as will not interfere unreasonably with the other party's normal operations or with relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

       6.4 Costs. Subject to the provisions of Section 8.3 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of UCB and Community shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

       6.5 Announcements. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to UCB or Community any such disclosure by UCB or Community, as the case may be, is required by law or otherwise is prudent.

       6.6 Confidentiality. UCB and Community each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in

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

violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties' obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

       6.7 Environmental Studies. At its option, UCB may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as UCB shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with Community's normal operations, and provided further, however, that Community shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. UCB shall attempt in good faith to complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3(c) below, the costs of the Environmental Survey shall be paid by UCB. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, UCB believes that Community or, following the Merger, UCB, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Community or, following the Merger, UCB, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Community or, following the Merger, UCB, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, UCB reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $250,000 over any period of time, then UCB shall give Community prompt written notice

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

thereof (together with all information in its possession relating thereto) and, at UCB's sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to Community or its shareholders.

       6.8 Tax-Free Reorganization. UCB and Community shall each use its best efforts to cause the Merger to qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and that it shall not intentionally take any action that would cause the Merger to fail to so qualify.

       6.9 Certain Modifications. UCB and Community shall consult with each other with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Community shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. UCB and Community also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of UCB and Community contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.9.

       6.10 Transition Team. UCB and Community shall create a transition team comprised of staff and representatives of Community and staff and representatives of UCB (the "Transition Team"). The purpose of the Transition Team shall be to provide detailed guidance to UCB in fulfilling and consummating the Merger, to maintain open lines of communication between Community and UCB, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

       6.11 Exemption from Liability under Section 16(b). Provided that Community delivers to UCB the Section 16 Information (as defined below) with respect to Community prior to the Effective Time, the Board of Directors of UCB, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution in advance of the Effective Time providing that the receipt by Community Insiders (as defined below) of UCB Stock in exchange for shares of Community Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

       The term "Section 16 Information" shall mean information accurate in all respects regarding Community Insiders, the number of shares of Community Stock or other Community equity securities deemed to be beneficially owned by each Community Insider and expected to be exchanged for UCB Stock in connection with the Merger. The term "Community Insiders" shall mean those officers and directors of Community who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

       6.12 Coordination of Dividends. After the date of this Agreement, each of UCB and

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

Community covenants and agrees to coordinate with the other the declaration of any dividends in respect of UCB Stock and Community Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Community Stock or UCB Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of UCB Stock and/or Community Stock and any shares of UCB Stock any such holder receives in exchange therefor in the Merger.

                  ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

       7.1 Conditions to all Parties' Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

             (a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Community and UCB of this Agreement.

             (b) Registration Statement Effective. The Registration Statement (including any post-effective amendments thereto) shall be effective under the 1933 Act, and no stop orders or proceedings shall be pending or, to the knowledge of UCB, threatened by the SEC to suspend the effectiveness of such Registration Statement.

             (c) "Blue Sky" Approvals. UCB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from Blue Sky registration requirements as may be necessary, and no stop orders or proceedings shall be pending or, to the knowledge of UCB, threatened by any state Blue Sky administration to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of UCB Stock in the Merger.

             (d) Regulatory Approvals. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the Federal Reserve Board, the Commissioner, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions,
(ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by UCB or Community to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to UCB or Community's shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the Federal Reserve Board or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

             (e)     Adverse Proceedings, Injunction, Etc. There shall not be
(i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits

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

the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the Federal Reserve Board, or any actual or threatened litigation under federal antitrust laws relating to the Merger, (iii)any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Community or UCB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Community or UCB or any of their respective officers or directors which shall reasonably be considered by Community or UCB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

             (f) Nasdaq Listing. UCB shall have satisfied all requirements for the shares of UCB Stock to be issued to the shareholders of Community and holders of options issued under the Community Option Plan in connection with the Merger to be listed on Nasdaq as of the Effective Time.

             (g) Tax Opinion. Community and UCB shall have each received an opinion, dated the Closing Date, of Dixon Odom P.L.L.C. in form and substance satisfactory to UCB and Community, substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code; (ii) no gain or loss will be recognized by UCB or Community by reason of the Merger, (iii) the exchange or cancellation of shares of Community Stock in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Community to the extent such shareholders receive UCB Stock in exchange for their shares of Community Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the UCB Stock to be received by a shareholder of Community will be the same as the basis of the Community Stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if Community Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the UCB Stock received by the shareholder in the Merger will include the holding period of Community Stock surrendered in exchange therefor. In rendering its opinion, Dixon Odom P.L.L.C. or such other tax advisor will require and rely on representations by officers of UCB and Community, and will be entitled to make reasonable assumptions.

       7.2 Additional Conditions to Community's Obligations. Notwithstanding any other provision of this Agreement to the contrary, Community's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

             (a) Material Adverse Change. There shall not have been any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of UCB and its

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

consolidated subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

             (b) Compliance with Laws. UCB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of UCB and its consolidated subsidiaries considered as one enterprise.

             (c) UCB's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by Community as provided in Section 10.2 below, (i) each of the representations and warranties of UCB contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of UCB and its consolidated subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) UCB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Community shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of UCB to the foregoing effect and as to such other matters as may be reasonably requested by Community.

             (d) Legal Opinion of UCB's Counsel. Community shall have received from Gaeta & Associates, P.A., counsel for UCB, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Community and its counsel.

             (e) Other Documents and Information from UCB. UCB shall have provided to Community correct and complete copies of its Articles of Incorporation, bylaws and Board of Directors resolutions approving this Agreement and the Merger (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Community or its counsel.

       7.3 Additional Conditions to UCB's Obligations. Notwithstanding any other provision of this Agreement to the contrary, UCB's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

             (a) Material Adverse Change. There shall not have occurred any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Community and its

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

subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

             (b) Compliance with Laws. Community shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of UCB or Community.

             (c) Community's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by UCB as provided in Section 10.2 below, (i) each of the representations and warranties of Community contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Community and its subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) Community shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. UCB shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of Community to the foregoing effect and as to such other matters as may be reasonably requested by UCB.

             (d) Legal Opinion of Community's Counsel. UCB shall have received from Smith, Gambrell & Russell, LLP, counsel to Community, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to UCB and its counsel.

             (e) Fairness Opinion. UCB shall have received from its financial advisor, The Orr Group, an opinion dated as of a date prior to the mailing of the Proxy Statement/Prospectus to UCB's shareholders in connection with its shareholders' meeting to the effect that the consideration to be paid to Community's shareholders in the Merger is fair, from a financial point of view, to UCB and its shareholders.

             (f) Other Documents and Information from Community. Community shall have provided to UCB correct and complete copies of Community's Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by Community's Secretary), together with certificates of the incumbency of Community's officers and such other closing documents and information as may be reasonably requested by UCB or its counsel.

             (g) Amendments to Benefit Plans. The Board of Directors of Community shall have adopted and implemented, effective as of the Effective Time, such amendments to the Community Option Plan as may be necessary in accordance with the provisions of this Agreement and otherwise satisfactory to UCB.

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

             (h) Ronald Shoemaker Employment Agreement. Ronald S. Shoemaker shall have entered into an employment agreement with UCB and Catawba in a form satisfactory to UCB.

                  ARTICLE VIII. TERMINATION; BREACH; REMEDIES

       8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Community and
UCB), this Agreement may be terminated by the mutual agreement of UCB and Community. Upon any such mutual termination, all obligations of Community and UCB hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

       8.2 Unilateral Termination. This Agreement may be terminated by either UCB or Community (whether before or after approval hereof by Community's or UCB's shareholders) upon written notice to the other party and under the circumstances described below.

             (a) Termination by UCB. This Agreement may be terminated by UCB by action of its Board of Directors:

                     (i) if any of the conditions to the obligations of UCB (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by UCB by February 28, 2003 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of UCB to satisfy any of its obligations, covenants or agreements contained herein);

                     (ii) if Community shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

                     (iii) if UCB determines at any time that any of Community's representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, could reasonably be expected to cause any such representations or warranties to become false or misleading in any material respect;

                     (iv) if, notwithstanding UCB's satisfaction of its obligations under Section 6.1 above, Community's or UCB's shareholders do not approve this Agreement at its shareholders' meeting held for such purpose;

                     (v) if the average of the daily last sales prices of UCB Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UCB) for the twenty (20) consecutive full trading days in which such shares are traded on Nasdaq ending at the closing of trading on the Determination Date shall be less than $12.80. "Determination Date" shall mean the fifth business day prior to the date of the

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

             meeting of the shareholders of Community contemplated by Section 4.3(a). If UCB desires to terminate this Agreement pursuant to this
             Section 8.2(a)(vi), it shall give prompt written notice thereof to Community, which notice shall be given no later than the close of business on the second business day prior to the date of the Community shareholders' meeting; or

                     (vi) under the circumstances described in Section 6.7 above.

       However, before UCB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to Community as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by UCB shall not become effective if, within 30 days following the giving of such notice, Community shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of UCB. In the event Community cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of UCB within such 30-day period, UCB shall have 30 days to notify Community of its termination of this Agreement. A failure to so notify Community will be deemed to be a waiver by UCB of the breach, default or violation pursuant to Section 10.2 below.

             (b) Termination by Community. This Agreement may be terminated by Community by action of its Board of Directors:

                     (i) if any of the conditions of the obligations of Community (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by Community by February 28, 2003 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Community to satisfy any of its obligations, covenants or agreements contained herein);

                     (ii) if UCB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

                     (iii) if Community determines that any of UCB's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, could reasonably be expected to cause any such representations or warranties to become false or misleading in any material respect;

                     (iv) if, notwithstanding Community's satisfaction of its obligations contained in Section 6.1 above, Community's or UCB's shareholders do not approve this Agreement at its shareholders' meeting called for such purpose; or

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

                     (v) if, prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide Acquisition Proposal that the Community Board of Directors determines, in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the Community shareholders and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that in the event this Agreement is terminated by Community pursuant to this Section 8.2(b)(v), Community shall reimburse UCB for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $100,000.

       However, before Community may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to UCB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Community shall not become effective if, within 30 days following the giving of such notice, UCB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Community. In the event UCB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Community within such 30-day period, Community shall have 30 days to notify UCB of its termination of this Agreement. A failure to so notify UCB will be deemed to be a waiver by Community of the breach, default or violation pursuant to Section 10.2 below.

       8.3   Effect of Termination.

             (a) In the event that (i) this Agreement is terminated by Community pursuant to Section 8.2(b)(v) and (ii) within 18 months of such termination, Community consummates an Acquisition Transaction, Community shall, immediately upon the consummation of such Acquisition Transaction, make a cash payment to UCB in the amount of $1,000,000.

             (b) In the event this Agreement is terminated by Community pursuant to Section 8.2(b)(ii), Community shall be entitled to receive a cash payment from UCB in the amount of $1,000,000, which shall be the sole and exclusive remedy of Community in connection with its termination of this Agreement.

             (c)     Except as set forth in subsection (a) and (b) of this
Section 8.3 and Section 8.2(v), in the event of the termination of this Agreement, this Agreement shall become void and have no effect except that the provisions of this Section 10.2 and Section 6.6 of this Agreement shall survive such termination, and neither party hereto shall have any liability to the other party in connection with such termination.

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

                      ARTICLE IX. MISCELLANEOUS PROVISIONS

       9.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, UCB shall have the unilateral right to revise the structure of the Merger to achieve the tax consequences described in Section
6.8 or for any other reason UCB may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of Community in the Merger or (ii) adversely affect the tax treatment to the shareholders of Community as a result of receiving such consideration. In the event of such election by UCB, the parties hereto shall execute an appropriate amendment to this Agreement.

       9.2 Survival of Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties' agreements contained in Section
6.6 above, and UCB's covenants contained in Sections 5.1 through 5.5 above shall survive the effectiveness of the Merger.

       9.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver is in the best interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

       9.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Community and UCB, by an agreement in writing approved by the Boards of Directors of UCB and Community executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of Community Stock are converted into UCB Stock shall not be amended after the approval of this Agreement by the shareholders of Community without the requisite approval of such shareholders of such amendment.

       9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

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             (a)     If to Community, to:

                                 Community Bancshares, Inc.
                                 Attention: Mr. Ronald S. Shoemaker, President Post Office Box 2368
                                 North Wilkesboro, North Carolina 28659

                                 With copy to:

                                 Smith, Gambrell & Russell, LLP
                                 Attention: Robert C. Schwartz, Esq.
                                 1230 Peachtree Street, N.E.
                                 Suite 3100, Promenade II
                                 Atlanta, Georgia  30309

             (b)     If to UCB, to:

                                 United Community Bancorp
                                 Attention: Mr. R. Steve Aaron, President
                                 Post Office Box 1907 (28603)
                                 1039 Second Street, NE
                                 Hickory, North Carolina 28601

                                 With copy to:

                                 Gaeta & Associates, P.A.
                                 Attention: Anthony Gaeta, Jr., Esq.
                                 808 Salem Woods Drive, Suite 201
                                 Raleigh, North Carolina 27615

       9.6 Further Assurance. Community and UCB shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

       9.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

       9.8 Entire Agreement. This Agreement (including Exhibit A hereto) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

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       9.9   Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

       9.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

       9.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

       9.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

       9.13 Inspection. Any right of UCB or Community hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that UCB or Community should have conducted any investigation or that such right has been exercised by UCB or Community or their agents, representatives or others. Any investigations or inspections that have been made by UCB or Community or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Community or UCB in this Agreement.

                         [Signatures on Following Page]

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         IN WITNESS WHEREOF, Community and UCB each has caused this Agreement to be executed in its name by its duly authorized officer and its corporate seal to be affixed hereto as of the date first above written.

                                        COMMUNITY BANCSHARES, INC.

                                        By /s/ Ronald S. Shoemaker
                                           -------------------------------------
                                           Ronald S. Shoemaker
                                           President and Chief Executive Officer

                                        UNITED COMMUNITY BANCORP

                                        By /s/ R. Steve Aaron
                                           -------------------------------------
                                           R. Steve Aaron
                                           President and Chief Executive Officer

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